SERVICE CONTINUATION AGREEMENT

    AGREEMENT between  PRODUCTION   OPERATORS  CORP,   a Delaware  corporation
(the  "Company"),   and ________________________________________
("Executive"),

                              W I T N E S S E T H :

WHEREAS, the Company highly desires to retain certain key employee personnel and, accordingly, the Board of Directors of the Company (the "Board") has approved the Company entering into this Agreement with Executive in order to assure his continued service to the Company; and

WHEREAS, Executive is prepared to commit such services in return for specific arrangements with respect to severance compensation and other benefits;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and Executive agree as follows:

1.      Definitions.

        (a) "Change in Duties" shall mean the occurrence, within two years after the date upon which a Change of Control occurs, of any one or more of the following:

                 (i) A significant reduction in the duties of Executive from those applicable to him immediately prior to the date on which a Change of Control occurs;

                 (ii) A reduction in Executive's annual salary or bonus opportunity under any applicable bonus or incentive compensation plan from that provided to him immediately prior to the date on which a Change of Control occurs; or

                 (iii) Receipt of employee benefits (including but not limited to medical, dental, life insurance, accidental, death, and dismemberment, and long-term disability plans) and perquisites by Executive that are materially inconsistent with the employee benefits and perquisites provided by the Company to executives with comparable duties.

        (b) "Change of Control" means the occurrence of either of the following events:

                 (i)     The  Company  (A)  shall   not  be the  surviving
        entity  in  any   merger, consolidation or  other reorganization (or
        survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or (B) is to be dissolved and liquidated; or

                  (ii)    Any   person   or   entity, including a "group"  as
        contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of 25% or more of the outstanding shares of the Company's voting stock (based upon voting power), and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board.

        (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

        (d)      "Compensation" shall mean the greater of (i) or (ii), where:

                 (i) equals the greater of Executive's annual salary immediately prior to the date on which a Change of Control occurs or the total cash remuneration paid to such Executive during the twelve-month period preceding such date; and

                 (ii) equals the greater of Executive's annual salary at the time of his Involuntary Termination or the total cash remuneration paid to such Executive during the twelve-month period preceding such time.

        (e) "Involuntary Termination" shall mean any termination of Executive's employment with the Company which:

                 (i) does not result from a resignation by Executive (other than a resignation pursuant to clause (ii) of this subparagraph (e)); or

                 (ii) results from a resignation by Executive on or before the date which is sixty days after the date upon which Executive receives notice of a Change in Duties; provided, however, the term "Involuntary Termination" shall not include a Termination for Cause or any termination as a result of death, disability under circumstances entitling Executive to benefits under the Company's long-term disability plan, or Retirement.

        (f) "Retirement" shall mean Executive's resignation on or after the date he reaches age sixty-five.

        (g) "Severance Amount" shall mean an amount equal to 200% of Executive's Compensation if Involuntary Termination occurs within one year after a Change of Control and 100% of Executive s Compensation if Involuntary Termination occurs after one year but within two years after a Change of Control.

        (h) "Termination for Cause" shall mean termination of Executive's employment by the Company (or its subsidiaries) by reason of Executive's (i) gross negligence in the performance of his duties, (ii) willful and continued failure to perform his duties, (iii) willful engagement in conduct which is materially injurious to the Company or its subsidiaries (monetarily or otherwise) or (iv) conviction of a felony or a misdemeanor involving moral turpitude.

        (i) "Welfare Benefit Coverages" shall mean the medical, dental, life insurance, and accidental death and dismemberment coverages provided by the Company to its active employees.

2.      Services.   Executive  agrees that  he will  render services to  the
Company (as well as any subsidiary thereof or successor thereto) during the period of his employment to the best of his ability and in a prudent and businesslike manner and that he will devote substantially the same time, efforts and dedication to his duties as heretofore devoted.

3.      Severance Benefits.   If Executive's employment by  the Company or any
subsidiary thereof or successor thereto shall be subject to an Involuntary Termination which occurs within two years after the date upon which a Change of Control occurs, then, in addition to the severance benefits Executive would otherwise be entitled to receive from the Company, Executive shall be entitled to receive, as additional compensation for services rendered to the Company (including its subsidiaries), the following severance benefits:

        (a) A lump sum cash payment in an amount equal to Executive's Severance Amount.

        (b) Executive shall be entitled to continue the Welfare Benefit Coverages for himself and, where applicable, his eligible dependents following his Involuntary Termination for up to twenty-four months, as long as Executive continues either to pay the premiums paid by active employees of the Company for such coverages or to pay the actual (nonsubsidized) cost of such coverages which the Company does not
subsidize for  active employees.   Such benefit  rights shall apply only  to
those Welfare Benefit Coverages which the Company has in effect from time to time for active employees, and the applicable payments shall adjust as premiums for active employees of the Company or actual costs, whichever is applicable, change. Welfare Benefit Coverage(s) shall immediately end upon Executive's obtainment of new employment and eligibility for similar Welfare Benefit Coverage(s) (with Executive being obligated hereunder to promptly report such eligibility to the Company). Nothing herein shall be deemed to adversely affect in any way the additional rights, after consideration of this extension period, of Executive and his eligible dependents to health care continuation coverage as required pursuant to Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended.

        (c) Executive shall be entitled to receive out-placement services in connection with obtaining new employment up to a maximum cost of $10,000.

        (d)      The severance  benefits payable under this Agreement shall be paid  to the Executive on or  before the fifth  day after  the last day
of Executive's employment  with the Company.   Any severance benefits  paid
pursuant to this Paragraph will be deemed to be a severance payment and not compensation for purposes of determining benefits under the Company's qualified retirement plans and shall be subject to any required tax withholding.

         (e)      Any  non-compete  agreements  between   the  Executive  and
the  Company   shall  be automatically terminated.

4. Interest on Late Benefit Payments. If any payment provided for in Paragraph 3(a) or 3(b) hereof is not made when due, the Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such paragraph until such payment is made, which interest shall be calculated at the prime or base rate of interest announced by Texas Commerce Bank National Association (or any successor thereto) at its principal office in Houston, Texas and shall change when and as any such change in such prime or base rate shall be announced by such bank.

5.      Certain Additional  Payments by the Company.   Notwithstanding
anything in this Agreement to the contrary, if the severance benefits provided for in Paragraph 3, together with any other payments which
Executive has the right to receive from the Company, would constitute a "parachute payment " (as defined in Section 280G(b)(2) of the Code), the severance benefits provided hereunder shall be either (a) reduced (but not below zero) so that the present value of such total amounts received by Executive from the Company will be one dollar ($1.00) less than three times Executive's base amount (as defined in Section 280G of the Code) and so that no  portion of such amounts  received by Executive shall  be subject to the  excise tax imposed by Section  4999 of  the Code or  (b)
paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999
of the Code  and any applicable income tax).   The Company  and Executive
shall make  an initial determination  as to whether  a reduction  is required and, if so required, the amount of any such reduction. Executive shall notify the Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a reduction (or a further reduction in excess of that, if any, initially determined by the Company and Executive) within five days
of the receipt of such claim.   The Company shall notify Executive in
writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action. If, as a result of the Company's action with respect to a claim, the amount of the reduction is found to have been in excess of the correct reduction amount, the Company shall promptly pay to Executive the difference between such amounts with respect to such claim.

6.      General.

        (a)      Term.  The effective date  of this Agreement is
__________, 1996.   Within sixty days from  and  after the expiration of
two years after said effective date and within sixty days after each successive two-year period of time thereafter that this Agreement is in effect, the Company shall have the right to review this Agreement, and in its sole  discretion  either continue  and extend  this Agreement, terminate this Agreement, and/or offer Executive a different agreement. The Board (excluding any member of the Board who is covered by this Agreement or by a similar  agreement with the Company) will  vote on whether to so extend, terminate, and/or offer Executive a different agreement and will notify Executive of such action within said sixty-day time period
mentioned above.   This Agreement  shall remain in  effect until so
terminated  and/or modified by the Company.   Failure of the Board  to take any
action  within said sixty days shall be considered as  an extension of this
Agreement for an  additional two-year  period of time.   Notwith-standing
anything to the contrary contained in this "sunset provision," it is agreed that if a Change of Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination or modification under this "sunset provision," and shall remain in force for a period of two years after such Change of Control, and if within said two years the contingency factors occur which would entitle Executive to the benefits as provided herein, this Agreement shall remain in effect in accordance with its terms. If, within such two years after a Change of Control, the contingency factors that would entitle Executive to said benefits do not occur, thereupon this two-year "sunset provision" shall again be applicable with the sixty-day time period for Board action to thereafter commence at the expiration of said two years after such Change of Control and on each two-year anniversary date thereafter.

        (b) Indemnification. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys' fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the prime or base rate of interest announced by Texas Commerce Bank National Association (or any successor thereto) at its principal office in Houston, Texas, and shall change when and as any such change in such prime or base rate shall be announced by such bank.

        (c)      Payment Obligations Absolute.   The Company's obligation to
pay (or cause one of its subsidiaries to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its subsidiaries) may have against him or anyone else. All amounts payable by the Company (including its subsidiaries
hereunder) shall be paid without notice or demand.   Executive shall not be
obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Paragraph 3(c) hereof, the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

        (d) Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise.  This Agreement shall also be binding  upon and inure  to the
benefit  of Executive  and his  estate.   If Executive  shall die prior to
full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate.

        (e) Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        (f)      Non-Alienation.    Executive  shall  not  have  any  right
to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

        (g)      Notices.   Any notices or other communications provided for
in this Agreement shall be sufficient if in writing. In the case of Executive, such notices or communications shall be effectively delivered if hand delivered to Executive at his principal place of employment or if sent by registered or certified mail to Executive at the last address he has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

        (h)      Controlling Law.   This Agreement shall  be governed by, and
construed in accordance with, the laws of the State of Texas. Further, Executive agrees that any legal proceeding to enforce the provisions of this Agreement shall be brought in Houston, Harris County, Texas, and hereby waives his right to any pleas regarding subject matter or personal jurisdiction and venue.

        (i)      Release.   As a  condition to the  receipt of any  benefit
under Paragraph 3 hereof, unless such requirement is waived by the Board in its sole discretion, Executive shall first execute a release, in the form established by the Company, releasing the Company, its shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive's employment with the Company or the termination of such employment.

        (j)      Full Settlement.   If  Executive is  entitled to and
receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims that Executive might otherwise assert against the Company on account of his termination of employment.

        (k)      Unfunded  Obligation.   The  obligation to pay amounts
under this Agreement is an unfunded obligation of the Company (including its subsidiaries), and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company (including its subsidiaries).

        (l) Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (i) the right of the Company (or its subsidiaries) to discharge Executive at will or (ii) the terms and conditions of any other agreement between the Company and Executive except as provided herein.

        (m)      Number and Gender.   Wherever appropriate herein, words
used in the singular shall include the plural and the plural shall include the singular. The masculine gender where appearing herein shall be deemed to include the feminine gender.



        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the ______ day of __________________, 1996.

"COMPANY"
PRODUCTION OPERATORS CORP


By:

Name:

Title:



"EXECUTIVE"



__________________________________________